EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Franklin BSP Capital Corporation

(Name of Issuer)

Franklin BSP Capital Corporation

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$38,948,147.28	(1)	0.0001476	$5,748.75	(2)
Fees Previously Paid
Total Transaction Valuation	$38,948,147.28	(1)
Total Fees Due for Filing				$5,748.75	(2)
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due				$5,748.75	(2)

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(1)      Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of January 24, 2024, of $14.49. This amount is based upon the offer to purchase up to 2,687,933 common shares of beneficial interest, par value $0.001 per share, of Franklin BSP Capital Corporation.

(2)      Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2023.